Exhibit 12.1
MGM MIRAGE
COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

	Year Ended December 31,						Three Months Ended March 31,
						2005
	2001	2002	2003	2004	2005	Pro Forma (1)	2005	2006
	(In thousands)
Earnings
Income from continuing operations before income taxes	$262,596	$457,927	$343,660	$555,815	$678,900	$720,461	$174,927	$223,092
Fixed charges (see below)	420,092	355,587	372,779	418,950	704,328	830,288	107,720	219,610
Less: Capitalized interest	(78,608)	(61,712)	(15,234)	(23,005)	(29,527)	(29,527)	(3,047)	(17,279)
Less: Capitalized interest of unconsolidated affiliates	(3,343)	(9,543)	(9,112)	—	(1,067)	(1,067)	—	(775)

	600,737	742,259	692,093	951,760	1,352,634	1,520,155	279,600	424,648

Fixed Charges
Interest expense (2)	414,379	345,448	352,820	401,391	685,686	808,810	104,515	214,665
Interest expense of unconsolidated subsidiaries	5,713	10,139	19,959	17,559	18,642	21,478	3,205	4,945

	420,092	355,587	372,779	418,950	704,328	830,288	107,720	219,610

Ratio of Earnings to Fixed Charges	1.43x	2.09x	1.86x	2.27x	1.92x	1.83x	2.60x	1.93x

(1)	Pro forma to reflect acquisition of Mandalay Resort Group.

(2)	Gross interest expense, before capitalized interest, including amortization of debt discount and debt issuance costs. Does not include the interest factor of rental expense as these amounts are not material.